December __, 1997



Board of Directors
TeleBanc Financial Corporation
1111 North Highland Street
Arlington, VA  22201

Ladies and Gentlemen:

          We are acting as special counsel to TeleBanc Financial Corporation, a Delaware corporation (the "Corporation"), and Sponsor of TeleBanc Capital Trust I, a Delaware statutory business trust (the "Trust"), in connection with the registration statement on Form S-4, as amended (File Nos. 333-40399 and 333-40399-01, and hereinafter referred to as the "Registration Statement"), filed with the Securities and Exchange Commission, relating to (i) the issuance by the Trust of up to and including $10.0 million aggregate Liquidation Amount of 11.00% Capital Securities, Series B (the "Exchange Capital Securities"), in exchange for up to and including $10.0 million aggregate Liquidation Amount of its outstanding 11.00% Capital Securities, Series A (the "Original Capital Securities"); (ii) the issuance by the Corporation to the Trust, in an aggregate principal amount corresponding to the aggregate Liquidation Amount of the Exchange Capital Securities, of the Corporation's 11.00% Junior Subordinated Deferrable Interest Debentures due June 1, 2027, Series B (the "Exchange Junior Subordinated Debentures"), in exchange for a comparable aggregate principal amount of the Corporation's outstanding 11.00% Junior Subordinated Deferrable Interest Debentures due June 1, 2027, Series A (the "Original Junior Subordinated Debentures"); and (iii) the guarantee by the Corporation (the "Exchange Guarantee") in connection with the 11.00% Exchange Capital Securities. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. ss. 229.601(b)(5), in connection with the Registration Statement.

          For purposes of this opinion letter, we have examined copies of the following documents:

          1.        An executed copy of the Registration Statement.

          2.        The Amended and Restated Certificate of Incorporation of the
                    Corporation,   as   certified   by  the   Secretary  of  the
                    Corporation on the date hereof as then being complete, accurate and in effect.
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Board of Directors
TeleBanc Financial Corporation
December ___, 1997
Page 2


          3. The Bylaws of the Corporation, as certified by the Secretary of the Corporation on the date hereof as then being complete, accurate and in effect.

          4. The Indenture, dated as of June 9, 1997, between the Corporation and the Wilmington Trust Company ("WTC"), as debenture trustee (the "Indenture"), pursuant to which the Exchange Junior Subordinated Debentures will be issued.

          5. The Amended and Restated Declaration of Trust for the Trust, dated as of June 1, 1997, among the Corporation, as Sponsor, WTC, and the Administrative Trustees named therein, pursuant to which the Exchange Capital Securities will be issued.

          6.        The Exchange Guarantee.

          7.        The form of Exchange Capital Security.

          8.        The form of Exchange Junior Subordinated Debenture.

          9. The Registration Rights Agreement, dated as of June 1, 1997, among the Trust, the Corporation and the Initial Purchasers named therein.

          10. Resolutions of the Board of Directors of the Corporation adopted on May 27, 1997, and Resolutions adopted by the Special Committee of the Corporation on June 4, 1997, both as certified by the Secretary of the Corporation on the date hereof as then being complete, accurate and in effect, relating to, among other things, the Exchange Offering.

          In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity, accuracy and completeness of all documents submitted to us, and the conformity with the original documents of all documents submitted to us as certified, telecopied, photostatic, or reproduced copies. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

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Board of Directors
TeleBanc Financial Corporation
December ___, 1997
Page 3


          This opinion letter is based as to matters of law solely on the General Corporation Law of the State of Delaware and the contract law of the State of New York. We express no opinion herein as to any other laws, statutes, regulations, or ordinances.

               Based upon, subject to, and limited by the foregoing, we are of the opinion that:

          (i) following effectiveness of the Registration Statement and when executed and authenticated in the manner provided for in the Indenture and delivered against surrender and cancellation of a like aggregate principal amount of Original Junior Subordinated Debentures as contemplated in the Registration Rights Agreement, the Exchange Junior Subordinated Debentures will constitute binding obligations of the Corporation enforceable in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and as may be limited by the exercise of judicial discretion and the application of principles of equity including, without limitation, requirements of good faith, fair dealing, conscionability and materiality (regardless of whether the Exchange Junior Subordinated Debentures are considered in a proceeding in equity or at law); and

          (ii) following effectiveness of the Registration Statement and when executed by the Corporation and WTC, as Guarantee Trustee, and delivered as contemplated in the Registration Rights Agreement, the Exchange Guarantee will constitute binding obligations of the Corporation enforceable in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and as may be limited by the exercise of judicial discretion and the application of principles of equity including, without limitation, requirements of good faith, fair dealing, conscionability and materiality (regardless of whether the Exchange Guarantee is considered in a proceeding in equity or at law).

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Board of Directors
TeleBanc Financial Corporation
December ___, 1997
Page 4


          The above opinions shall be understood to mean only that if there is a default in performance of an obligation, (i) if a failure to pay or other damage can be shown and (ii) if the defaulting party can be brought into a court which will hear the case and apply the governing law, then, subject to the availability of defenses, and to the exceptions set forth above, the court will provide a money damage (or perhaps injunctive or specific performance) remedy.

          We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter. This opinion letter has been prepared solely for your use in connection with the filing of the Registration Statement on the date of this opinion letter and should not be quoted in whole or in part or otherwise be referred to, nor filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm.

          We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Validity of the Exchange Securities" in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

                                                          Very truly yours,



                                                          HOGAN & HARTSON L.L.P.